Exhibit 99.1

Release News Release News Release News Release News

American Express Company American Express Tower World Financial Center New York, N.Y. 10285-4805

Contacts:	Joanna Lambert	Michael O’Neill
	212-640-9668	212-640-5951
	joanna.g.lambert@aexp.com	mike.o’neill@aexp.com

FOR IMMEDIATE RELEASE

AMERICAN EXPRESS COMPANY COMPLETES SALE OF

AMERICAN EXPRESS BANK LTD. TO STANDARD CHARTERED PLC.

NEW YORK, February 29, 2008 – American Express Company today announced that it has completed the sale of its international banking subsidiary, American Express Bank Ltd. (AEB), to Standard Chartered PLC. Standard Chartered will pay American Express a purchase price of approximately $823 million.

This transaction will result in a gain on the sale which will be reflected in the first quarter income from discontinued operations. Any ongoing exit costs associated with those parts of the bank not being sold will be reflected in income from continuing operations. The combined impact of the sale and any related exit costs are not expected to result in a significant net expense during 2008.

American Express and Standard Chartered have also entered into a put and call arrangement whereby American Express can sell and Standard Chartered can buy American Express International Deposit Company (AEIDC) 18 months from today. AEIDC is a subsidiary which issues investment certificates to AEB’s customers. Under the terms of the agreement, American Express would receive payment representing the net asset value of AEIDC at the time of the exercise of the option.

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American Express Bank Ltd. serves financial institutions and high-net-worth customers through its global correspondent banking and full-service private banking businesses operating in 47 countries. The sale does not include any of the Company’s card or travel businesses, nor its international financial services businesses that operate separately from AEB.

American Express Company is a leading global payments and travel company founded in 1850. For more information, visit www.americanexpress.com

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This release includes forward-looking statements, which are subject to risks and uncertainties. The words "believe," “expect,” "anticipate," "optimistic," “intend,” "plan," "aim," "will,” "may," "should," "could," "would," "likely" and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. American Express undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to: (i) the underlying assumptions and expectations related to the transaction proving to be inaccurate or unrealized, including, among other things, the transaction's impact on the earnings of American Express and the total amount of expenses that will be incurred in exiting the portion of the AEB business not being told to Standard Chartered PLC; (ii) fluctuations in interest rates, which can impact the value of the investments of American Express; (iii) the accuracy of estimates made by management in connection with the transaction and (iv) accounting changes.